Exhibit 6.8

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement ("Agreement") is made this April 15, 2021 (the "Effective Date") between Worldwide Stages, LLC ("Company"), and On Track Productions, LLC (or dba Digital Media Consultants) for the personal services of Shane Ellis, located at 841 Osborne Ln, Murfreesboro, TN 37130 ("Consultant"). The Company and Consultant are sometimes collectively referred to herein as the "Parties" and individually as a "Party".

WHEREAS, Shane Ellis has served as the President of the Company and has agreed to continue to serve in this capacity through the date of final funding of equity by and through Company and/or its affiliates, at which time he will transition such duties to a designee to be determined by Company and continue to be available to Company as a consultant;

WHEREAS, Company desires to engage Consultant for consulting services to fulfill Company's contractual obligations to third parties, assist in the successful operation of the Company, and generally assist the Company in its start-up activities and Consultant agrees to provide Company consulting services in accordance with the terms and conditions of this Agreement:

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1. **Consulting Services.** During the term of this Agreement, Consultant will provide services as a consultant to Company (the "Services") as described on Exhibit A attached hereto. The Parties shall determine in good faith the specific time, location, completion date, and minimum and maximum hours of work that Consultant will perform the Services for Company. Consultant shall be responsible for the performance of the Services and, subject to the terms of this Agreement, have sole discretion and control to determine the method, details and means of performing the Services, but Company retains the right to control the overall objectives, specifications and limitations regarding the duties and/or work to be performed by Consultant. Company shall make its corporate resources available to Consultant as reasonable and necessary for Consultant to perform the Services.

2. **Compensation.**

   (a) Consulting Fee. As compensation to Consultant for providing the Services, Company shall pay Consultant a consulting fee of $15,000 per month commencing on the Effective Date during the term of this Agreement (the "Fees"). Consultant shall be paid on a pro-rata basis for any partial month(s) in which the Services are performed. The periodic payments specified herein shall be paid to Consultant on or before the 15th day of each month.

   (b) Expenses. Company agrees to reimburse Consultant, upon receipt of suitable documentation, for all pre-approved, reasonable and necessary expenses that Consultant may incur at the request of Company in connection with performing the Services pursuant to this Agreement (the "Expenses"). Expenses shall be paid within thirty (30) days of Company's receipt of the appropriate documentation.

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3. **Term of Agreement.** This Agreement shall be in effect for the period commencing on the Effective Date, continuing for an initial term of the greater of (a) three years or (b) through the date Shane Ellis is paid in full under that certain purchase agreement for his equity in Company with Worldwide Stages, LLC (the "Term"), subject to its earlier termination as provided for in this Agreement. The Term may be renewed for additional one (1) year periods upon the mutual agreement of the Parties.

4. **Termination of Agreement.**

   (a) **Mutual Consent.** This Agreement may be terminated at any time by mutual consent of the Parties.

   (b) **Death or Disability of Consultant.** Upon the death or disability of Consultant, fees due under this Agreement shall be paid to the designee appointed by Consultant (in which case no further services need be provided under this Agreement, such continuing payments being consideration for prior services as the minimum amount required to induce Consultant to enter into this Agreement).

   (c) **Termination for Cause.** Consultant may terminate this Agreement at any time in the event of a breach by the Company of a material covenant, commitment or obligation under this Agreement that remains uncured for thirty (30) days following written notice thereof. Such termination shall be effective immediately and automatically upon the expiration of the applicable notice period, without further notice or action by either Party. Termination shall be in addition to any other remedies that may be available to Consultant.

   (d) **Obligations upon Termination.** Termination of this Agreement for any reason shall not discharge either Party's liability for obligations incurred hereunder and amounts unpaid at the time of such termination. Upon expiration or termination of this Agreement or the successful completion of the Services, Consultant shall deliver to Company all Confidential Information, property, and materials of Company in Consultant's possession or control. Upon such delivery and execution of a full release of Company, Consultant shall be paid one year's fees in a lumpsum within thirty (30) days of such delivery.

5. **Ownership of Work Product; Work for Hire.** All data, reports or other deliverables that are conceived, developed or created in connection with the performance of the Services, or have been or will be paid for by Company (the "Work Product"), including the copyright in such Work Product, shall be considered "work made for hire" and, therefore, all right, title and interest therein (including copyrights) will vest exclusively in the Company. Work Product shall include all original works of authorship created in whole or in part by Consultant and all inventions discovered in whole or in part by Consultant pursuant to this Agreement (whether or not patentable), including, but not limited to, software, data, materials, documentation, computer programs, images, film, audio, video, artistic works, including all worldwide rights therein under any patent, copyright, trade secret, trademark, confidential or proprietary information, or other property right, whether prior to the date of this Agreement or in the future. If any of the Work Product may not, by operation of law or otherwise, be considered work made for hire by Consultant for Company, or if ownership of all rights, title, and interest of the

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intellectual property rights therein will not otherwise vest exclusively in Company, Consultant hereby irrevocably assigns to Company without further consideration (or if such rights are not assignable, Consultant hereby waives such rights in favor of Company), and upon the future creation thereof automatically assigns, ownership of and all right, title and interest in all Work Product to Company. Company will have the right to obtain and hold in its own name patents, copyrights, registrations, and any other protection available as may be necessary or desirable to transfer, perfect, and defend Company's ownership of the Work Product. Consultant shall not use the Work Product on any other project or with any other party except with Company's prior written consent. Consultant agrees that the compensation described in this Agreement is valid consideration for the assignment of Work Product as provided for herein.

6. **Confidential Information.**

   (a) **Confidential Information.** Consultant acknowledges that Company may disclose or provide access to the Consultant certain Confidential Information. "Confidential Information" shall mean (i) information concerning the Company's products, business and operations including, but not limited to, information relating to business plans, financial records, customers, suppliers, vendors, products, product samples, costs, sources, strategies, inventions, trade secrets, procedures, sales aids or literature, technical advice or knowledge, contractual agreements, pricing, procedures, distribution methods, inventories, marketing strategies and interests, data, designs, drawings, work sheets, computer programs and systems and know-how or other intellectual property, of the Company and its affiliates that may be at any time furnished, communicated or delivered by the Consultant, whether in oral, tangible, electronic or other form; (ii) the terms of any agreement, including this Agreement, and the discussions, negotiations and proposals related to any agreement; (iii) information acquired during any tours of or while present at the Company's facilities; and (iv) all other non-public information provided by the Company hereunder. Consultant shall maintain the Confidential Information in strict confidence and shall not disclose the Confidential Information to any other party. Consultant shall only use the Confidential Information in furtherance of the performance of the Services, and shall not use the Confidential Information for any other purpose or for the benefit of any third party. No Confidential Information shall be duplicated or copied except as may be strictly necessary to effectuate the purpose of this Agreement. All Confidential Information shall remain the exclusive property of the Company.

   (b) **Exceptions; Required Disclosures.** Confidential Information does not include information that: (i) was lawfully in the Consultant's possession before receipt from the Company, as established by competent evidence; (ii) at or after the time of disclosure, becomes generally available to the public other than through any act or omission of the Consultant; (iii) is received by the Consultant from a third party free to make such disclosure without, to the best of the Consultant's knowledge, breach of any legal or contractual obligation; or (v) is disclosed by Consultant with the Company's prior written approval. If confronted with legal action to disclose Confidential Information, the Consultant shall, unless prohibited by applicable law, provide prompt written notice to the Company to allow it an opportunity to seek a protective order or other relief it deems appropriate and shall reasonably assist Company in such efforts. If disclosure is

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nonetheless required, Consultant shall limit disclosure to only that portion of the Confidential Information which it is advised by its legal counsel must be disclosed.

(c) **Equitable Relief; Return of Confidential Information; Survival.** Consultant agrees that any breach or threatened breach regarding the treatment of the Confidential Information may result in irreparable harm to Company for which there may be no adequate remedy at law. In such event Company shall be entitled to seek an injunction, without the necessity of posting a bond, to prevent any further breach of this Agreement, in addition to all other remedies available in law or at equity. Consultant shall promptly return or, at Company's option, certify destruction of all copies of Confidential Information at any time upon request or within thirty (30) days following the expiration or earlier termination of this Agreement. Consultant's obligations to protect the Confidential Information will survive for three (3) years after the expiration or earlier termination of this Agreement. Notwithstanding the foregoing, Consultant shall not disclose any Confidential Information that constitutes a Company trade secret until such time that the information no longer constitutes a trade secret.

7. **Indemnification.** Each party (the "Indemnifying Party") will indemnify, defend, and hold the other Party, its officers, directors, employees, and/or shareholders, harmless from and against any and all damages (whether ordinary, direct, indirect, incidental, special, consequential, or exemplary), judgments, liabilities, fines, penalties, losses, claims, actions, demands, lawsuits, costs, and expenses including, without limitation, reasonable attorney's fees, which arise out of or relate to any material breach of this Agreement by the Indemnifying Party or its employees or agents, or from any acts or omissions of negligence, willful misconduct, or fraud of the Indemnifying Party or its employees or agents, including, but not limited to, third party claims and claims for property damage or personal injury to the other Party's Personnel ("Personnel" defined as such Party's employees, servants and agents, independent contractors and subcontractors). The Indemnifying Party's liability under this Section shall be reduced proportionally to the extent that any act or omission of the other Party or its employees or agents contributed to such liability. The Indemnifying Party's obligations hereunder are subject to being provided with prompt written notice of the event giving rise to an indemnity obligation, providing reasonable cooperation and assistance in the defense or settlement of any claim, and granting the Indemnifying Party control over the defense and settlement of the same.

8. **Warranty.** Consultant represents and warrants that (a) the performance of the Services will not violate any proprietary rights of any third parties including, without limitation, patents, copyrights, trade secrets or any other intellectual property right, (b) the provision of Services to the Company hereunder will not violate any applicable law, rule, regulation or judicial order, or violate any contractual obligation or confidential relationship which Consultant may have to or with any third party, and (c) any information Consultant may supply Company or utilize in performing the Services will have been obtained lawfully.

9. **Independent Contractor.** Consultant shall perform the Services as an independent contractor and nothing herein shall be construed to be inconsistent with such relationship or status. This Agreement does not establish an employment, partnership, joint venture or agency relationship between Consultant and Company. Consultant shall not have authority to bind or incur any

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liabilities on behalf of Company, nor shall Consultant hold himself out as an employee or agent of Company. Consultant is solely and exclusively responsible for paying all federal, state and/or local taxes and withholdings for any Fees and Expenses received from the performance of the Services. Consultant will have no claim against Company under this Agreement for employee benefits, including but not limited to vacation or holiday pay, sick leave, health insurance, retirement benefits, unemployment insurance benefits, separation payments or other employee benefits of any kind. Notwithstanding the foregoing, Consultant shall at all times be entitled to use the title and acknowledged as "Founder" of the Company.

10. **Assignment and Subcontracting.** This Agreement is for the personal services of the Shane Ellis and, therefore, Consultant shall not be permitted to assign or subcontract any part of this Agreement or assign any person other than Shane Ellis to perform services under this Agreement. Company shall have the right to assign this Agreement to any of its subsidiaries, affiliates, and to any successor company in the event of a sale or merger. This Agreement is for the personal services of Shane Ellis.

11. **Governing Law and Venue.** This Agreement shall be governed by the laws of the State of Tennessee, without giving effect to the principles of conflicts of law of such state. In the event of any dispute between the Parties, any claims or legal actions by one Party against the other arising out of this Agreement or concerning any rights under this Agreement shall be commenced and maintained in any state or federal court located in Davidson County, Tennessee. Both Parties hereby submit to the exclusive jurisdiction and venue of any such court. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTERCLAIM OR ACTION ARISING FROM THE TERMS OF THIS AGREEMENT. Notwithstanding any other provisions of this Agreement, the Parties agree to engage in binding arbitration with respect to any dispute related to the subject matter of this Agreement.

12. **Notices.** All notices or other communications required or permitted under this Agreement shall be deemed effective when received and made in writing by either (1) hand delivery, (2) registered mail, (3) certified mail, return receipt requested, or (4) overnight mail, addressed to the Party to be notified to such address as such Party shall specify.

13. **Severability.** If any term of this Agreement is deemed to be invalid, illegal, or otherwise unenforceable (1) the Parties shall use all reasonable efforts to negotiate in good faith to amend the term to eliminate any such invalidity, illegality, or unenforceability to the extent practically possible, taking into full account their original intent when entering into this Agreement in the first instance, and (2) the remaining provisions of this Agreement shall continue in full force and effect.

14. **Counterparts.** This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. An executed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to be as effective as an original signed copy.

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15. **Survival.** Each term and provision of this Agreement that should by its sense and context survive any termination or expiration of this Agreement, shall so survive regardless of the cause and even if resulting from the material breach of either Party to this Agreement.

16. **Entire Agreement; Modification; Waiver.** This Agreement, along with any exhibits or attachments incorporated herein, constitutes the entire agreement between the Parties with respect to its subject matter and supersedes any prior agreements or communications between the Parties, whether written, oral, or electronic, relating hereto. No representation, inducement, or promise has been made or relied upon by either party in entering into this arrangement other than as specifically set forth herein. This Agreement may be modified or amended only by a written amendment signed by an authorized representative of each Party. No waiver of any term or right in this Agreement shall be effective unless in writing, signed by an authorized representative of the waiving Party. The failure of either Party to enforce any provision hereof shall not be construed as a waiver or modification of such provision, or impairment of its right to enforce such provision or any other provision of this Agreement thereafter.

17. **Non-disparagement, Non-Compete**. Consultant agrees that he will not disparage or otherwise speak or write negatively about Company or other Members, management, employees, affiliates or consultants of Company (or Company products or services) or cause, directly or indirectly, any person to disparage or speak or write negatively about Company or other Members, management, employees, affiliates or consultants of Company (or Company products or services). Consultant acknowledges that it has or will acquire specialized knowledge and experience in Company business, that its reputation and contacts within the industry are of substantial value to Company, and that if Consultant's knowledge, experience, reputation or contacts are used to compete with Company, serious harm to Company may result. Consultant agrees that during the term of this Agreement and for a period of one year thereafter, it will not, unless acting pursuant hereto or with Company prior written consent, directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or serve as an officer, director, employee, partner, principal, agent, representative or consultant of or to any business or enterprise engaged in any business or activities which compete with or adversely affect any business engaged in by Company, in any state or jurisdiction of the United States in which Company is doing business during the term of this Agreement; provided, however, that this provision shall not prohibit the ownership by Consultant of not more than 1% of any class of securities registered under the Securities Exchange Act of 1934. In the event that the provisions of this Section should ever be adjudicated to exceed the time, geographic, service or product limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service or product limitations permitted by applicable law.

[signature page follows]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first written above.

Worldwide Stages, LLC

By: ______________________

Name: Kelly Frey, CEO

On Track Productions, LLC (or dba Digital Media Consultants)

By: Shane Ellis

Name: Shane Ellis, Member/Manager

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Exhibit A

Assist as requested in oversight of budgets, staff and other members and consultants of the company.

Work as requested with board members and executive management to plan and implement a short-, mid- and long-term strategy for the company.

Meet as requested with board members and other executive management to assess the direction of the company and ensure it is in line with the company's stated mission.

Act as requested as a visionary and provide leadership for the executive management of the company.

Assist as requested in oversight of the complete operation of the company, ensuring it operates and goals are met based on the direction established in the strategic plans.

Assist as requested in all technical and engineering aspects of the rehabilitation and new build out of the physical facilities of the company.

Assist as requested in recruiting talent for company, as well as artists and vendors to use the facilities of the company.

Such other executive and consulting tasks as requested by the CEO of the company

It is anticipated that such consulting services shall not require the full time of consultant, who shall be allowed to engage in any other non-competing activities. It is agreed by the parties that sufficient time will be devoted by consultant through opening of the first three locations of the company, as requested by the CEO of the company.

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